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                                                                    EXHIBIT 23.8

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
SFI Corp. and Hano Document Printers, Inc.:


    We consent to the incorporation by reference in this Registration Statement on Form S-4 (333-49531) of our report dated August 28, 1996, with respect to the combined balance sheet of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and the related combined statements of income, stockholders' equity and cash flows for each of the years in the two-year period then ended, which report appears in the Proxy Statement filed on April 30, 1998 of U.S. Office Products Company and to the reference to our firm under the heading "Experts" included herein.



KPMG Peat Marwick LLP
Norfolk, Virginia
April 30, 1998